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                                                                      EXHIBIT 12

                      GENERAL ELECTRIC CAPITAL CORPORATION
                          AND CONSOLIDATED AFFILIATES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                    THREE MONTHS                YEAR ENDED DECEMBER 31,
                                                        ENDED        ----------------------------------------------
                                                    APRIL 2, 1994     1993      1992      1991      1990      1989
                                                    -------------    ------    ------    ------    ------    ------
                                                                              (DOLLAR AMOUNTS IN MILLIONS)
Net earnings.....................................      $   444       $1,478    $1,251    $1,125    $1,021    $  859
Provision for income taxes.......................          191          664       415       362       350       303
Minority interest................................           18          114        14        (7)        4         9
                                                    -------------    ------    ------    ------    ------    ------
Earnings before income taxes and minority
  interest.......................................          653        2,256     1,680     1,480     1,375     1,171
                                                    -------------    ------    ------    ------    ------    ------
Fixed charges:
     Interest and discount.......................          999        3,503     3,713     4,280     4,334     3,816
     One-third of rentals........................           37          138        90        34        33        25
                                                    -------------    ------    ------    ------    ------    ------
Total fixed charges..............................        1,036        3,641     3,803     4,314     4,367     3,841
                                                    -------------    ------    ------    ------    ------    ------
Less interest capitalized, net of amortization...            2            4         6         7        19        11
                                                    -------------    ------    ------    ------    ------    ------
Earnings before income taxes and minority
  interest plus fixed charges....................      $ 1,687       $5,893    $5,477    $5,787    $5,723    $5,001
                                                    -------------    ------    ------    ------    ------    ------
                                                    -------------    ------    ------    ------    ------    ------
Ratio of earnings to fixed charges...............         1.63         1.62      1.44      1.34      1.31      1.30
                                                    -------------    ------    ------    ------    ------    ------
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